Pricing Supplement No. 87  Dated April 22, 1998
To Prospectus Supplement dated April 3, 1998
and Prospectus dated March 18, 1998)

Pursuant to Rule 424(b)(3)
Registration Statement No. 333-47753

J.P. Morgan & Co. Incorporated
Medium-Term Notes, Series A
(Floating Rate Notes)

Principal Amount: $100,000,000

CUSIP: 61687Y CU9

Trade Date:  April 22, 1998

Settlement Date:  April 27, 1998

Maturity Date:  April 27, 2001

If principal amount is other than U.S. dollars, equivalent in U.S. dollars: N/A

Exchange Agent: N/A

Price to Public (Issue Price): Varying prices relating to prevailing market prices

Net Proceeds to Issuer: $100,000,000

Interest Rate (per annum): Daily Federal Funds Rate as set forth in the FED Statistical Release "H.15" (Telerate page 120) plus
23.75 basis points (0.2375%) with one day "Look Back" - i.e., the Federal Funds Rate applicable for each Interest Reset Date shall be the Federal Funds Rate as of the close of business on the preceding Business Day; and a two day "Cut Off" - i.e., the Calculation Agent shall apply the Federal Funds Rate for each Interest Reset Day up to and including the second Business Day immediately prior to each Interest Payment Date in accordance with the one day "Look Back" provision. The Daily Federal Funds effective rate for Thursday applies to Friday, Saturday and Sunday and the rate for Friday applies to Monday. In addition, the Interest Rate determined on the second Business Day immediately prior to each Interest Payment Date shall be applicable for all Interest Reset Dates from such Business Day up to but excluding the immediately following Interest Payment Date.

Interest Rate Basis:
     (  )  Commercial Paper Rate   (X)  Federal Funds Rate
     (  )  LIBOR (Reuters)         (  )  Treasury Rate Note
     (  )  LIBOR (Telerate)        (  )  Other:
     (  )  Prime Rate

Interest Payment Date(s): July 27, October 27, January 27 and
April 27 of each year, commencing July 27, 1998.

Record Date(s): (X)  The fifteenth day (whether or not a Business
Day) next preceding each Interest Payment Date.
                (  )  Other

Initial Interest Rate Per Annum: In accordance with the Interest
Rate above.

Interest Payment Period: (  )  Annual   (   )  Semi-Annual
(  ) Monthly  ( X )  Quarterly  (   ) Other:

Interest Reset Periods:
     ( X )  Daily    (  )  Weekly   (  )  Monthly
     (  ) Quarterly  (Actual/360)
     (  )  Semi-annually; the third Wednesday of :
     (  )  Annually; the third Wednesday of:

Interest Determination Dates: For calculation of each Interest
Payment, two New York Business Days prior to each Interest
Payment Date.

Interest Reset Date if other than stated in the Prospectus
Supplement: Daily, with one day "Look Back" - i.e., the Federal Funds Rate applicable for each Interest Reset Date shall be the Federal Funds Rate as of the close of business on the preceding Business Day; and a two day "Cut Off" - i.e., the Calculation Agent shall apply the Federal Funds Rate for each Interest Reset Day up to and including the second Business Day immediately prior to each Interest Payment Date in accordance with the one day "Look Back" provision. The Daily Federal Funds effective rate for Thursday applies to Friday, Saturday and Sunday and the rate for Friday applies to Monday. In addition, the Interest Rate determined on the second Business Day immediately prior to each Interest Payment Date shall be applicable for all Interest Reset Dates from such Business Day up to but excluding the immediately following Interest Payment Date.

Interest Calculation:
     (X)  Regular Floating Rate
     (  )  Inverse Floating Rate (Fixed Interest Rate: ___%)
     (  )  Other Floating Rate (See attached)

Spread (plus/minus): plus 23.75 basis points
Spread Multiplier: N/A

Index Maturity: Daily              Index Currency: N/A

Maximum Interest Rate:  N/A        Minimum Interest Rate: 0.00%

Calculation Date if other than stated in the Prospectus
Supplement: N/A

Right of Payment:
     (  )  Subordinated   (X)  Unsubordinated

Day Count Basis:       ( X)  Actual/360
                         (Commercial Paper Rate Notes,
                         Federal Funds Rate Notes, Prime
                         Rate Notes and LIBOR Notes)
                       (  )  Actual  (Treasury Rate Notes)

Form:     (X)  Book-Entry Note (DTC)
          ( )  Certificated Note

Denomination:  $1,000 with $1,000 integral multiples thereafter.

Redemption:
( X )  The Notes may not be redeemed prior to stated maturity.
(   )    The Notes may be redeemed prior to stated maturity.

Optional Redemption Date(s):  N/A
Initial Redemption Date:  N/A
Initial Redemption Percentage:   N/A
Annual Redemption Percentage Reduction: N/A
Modified Payment Upon Acceleration: N/A
Repayment Date Prices: N/A
Sinking Fund:  None

Extendible Note:   (  )  Yes        (X)  No

Amortization Schedule: N/A

Original Issue Discount: N/A
     Amount of OID:
     Yield to Maturity:
     Interest Accrual Date:
     Initial Accrual Period OID:

Indexed Note:  (  )  Yes        (X)  No

Calculation Agent(s): (X)  U.S. Bank Trust National Association
                      (  )  Morgan Guaranty Trust Company of New York

Plan of Distribution:
     J.P. Morgan Securities Inc. has acted as Agent on behalf of
the Company.   The Company has agreed to indemnify the Agent
against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

Additional Terms:

CAPITALIZED TERMS USED IN THIS PRICING SUPPLEMENT WHICH ARE
DEFINED IN THE PROSPECTUS SUPPLEMENT OR THE PROSPECTUS SHALL HAVE
THE MEANINGS ASSIGNED TO THEM IN THE PROSPECTUS SUPPLEMENT OR
THE PROSPECTUS.